ESCROW AGREEMENT

THIS  ESCROW AGREEMENT (the "Escrow Agreement") is made and entered into this 18th day of December, 2008, by and among SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah corporation ("Security National"), SOUTHERN SECURITY LIFE INSURANCE COMPANY, INC., a Mississippi corporation ("Southern Security"), the SHAREHOLDERS OF SOUTHERN SECURITY LIFE INSURANCE COMPANY, INC.  that have executed the Agreement by Shareholders of Southern Security Life Insurance Company  to Sell Shares in Stock Purchase Transaction (the "Shareholders"), and MACKEY PRICE THOMPSON & OSTLER, a Utah professional corporation (the "Escrow Agent") (each of the foregoing parties is referred to singly, as  a "Party" and collectively, as the "Parties").  Capitalized terms appearing in the Escrow Agreement but not otherwise defined herein shall have the same meanings assigned to them in the Stock Purchase Agreement.

WITNESSETH:

WHEREAS, on August 13, 2008, Security National, Southern Security, and the Shareholders entered into a stock purchase agreement (the "Stock Purchase Agreement") in which the Shareholders agreed to sell to Security National, and Security National agreed to purchase from the Shareholders, all of the issued and outstanding shares of stock of Southern Security in consideration for purchase consideration payable to the Shareholders, as defined in Section 1.2 of the Stock Purchase Agreement, on a pro rata basis in an amount to include the following:  (i) the Capital and Surplus of Southern Security as of the date that Security National assumed administrative control over Southern Security, which was on September 1, 2008, (ii) plus the interest maintenance reserve and the asset valuation reserve of Southern Security, as if the administrative control date of September 1, 2008, (iii)  plus an allowance not to exceed $100,000 for actual losses experienced by Southern Security in the second quarter ended June 30, 2008, which allowance shall not exceed $100,000 even if the actual losses experienced by Southern Security in the second quarter ended June 30, 2008, or any subsequent quarter are in excess of $100,000, (iv) less certain adjustments (the "Purchase Consideration"); and

WHEREAS, Security National, Southern Security and the Shareholders desire to establish this escrow for the purpose of holding the funds to be deposited into an interest bearing escrow account (the "Escrow Account") in accordance with amended terms of the Stock Purchase Agreement and distributing such funds pursuant to amended terms of such agreement; and

WHEREAS, Escrow Agent is willing to receive the funds contemplated by the amended terms of the Stock Purchase Agreement and to hold and distribute the same in accordance with the amended terms of such agreement; and

WHEREAS, in Section 1.2(c) of the Stock Purchase Agreement, the Shareholders agree at the closing of the transaction, as defined in Section 2.1 of the Stock Purchase Agreement (the “Closing”) to deposit $175,000 (the “Deposit Amount”) of the Purchase Consideration into the Escrow Account with the Escrow Agent, which amount is to be used to pay the amount of any adjustments in the Stock Purchase Agreement, including any adjustments in Sections 1.2(c), (d) and (e) thereunder (the "Adjustments"); and

WHEREAS, in Section 1.2(d) of the Stock Purchase Agreement, the Shareholders further agree at Closing to deposit $537,000 of the Purchase Consideration (the "Real Estate Deposit Amount") into the interest bearing Escrow Account, which amount represents approximately 50% of the total outstanding balances on the promissory notes that Southern Security has entered into with Ray-Nowell Funeral Home, Inc. and Wade Nowell Funeral Homes, Inc. (the “Notes”), which Notes are secured by funeral home properties in Senatobia, Mississippi and Collins, Mississippi, respectively, of which the Shareholders agree to grant to Security National a security interest in the Real Estate Deposit Amount to secure payment of their Notes.  Beginning on September 1, 2009, and continuing on the same date of each year thereafter, the Escrow Agent is to release to the Shareholders on a pro rata basis, as more fully described in Section 1.2(d) of the Stock Purchase Agreement,  certain amounts equal to the combined principal reduction of the Notes that has occurred during the preceding August 1 through July 31 period, until such time as the Real Estate Deposit Amount, including any accrued interest thereon, has been paid to the Shareholders; and

WHEREAS, the Escrow Agent agrees to make payments from the Deposit Amount and the Real Estate Deposit Amount to the Shareholders on a pro rata basis pursuant to the amended terms and conditions of Section 1.2(c) and 1.2(d) of the Stock Purchase Agreement; and

WHEREAS, Security National, Southern Security and each of the Shareholders desire to modify the terms of the Stock Purchase Agreement by entering into an escrow agreement containing terms and conditions that amend certain terms and conditions of the Stock Purchase Agreement, and to the extent such amended terms and conditions of the escrow agreement are inconsistent with those in the Stock Purchase Agreement, such amended terms and conditions shall be controlling and shall constitute an amendment to the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Delivery of Documents into Escrow.  Security National and Southern Security herewith deliver the following documents to Escrow Agent to be held and disposed of by Escrow Agent strictly in accordance with the terms of this Escrow Agreement:

(a)           A copy of the Stock Purchase Agreement and any amendments thereto.

(b)           A certified shareholders list of Southern Security dated the Closing Date (the "Certified Shareholders List") with the names and addresses of each of the Shareholders and the number of shares held by each of the shareholders as of the Closing Date.

(c)           A copy of a statement of the Capital and Surplus of Southern Security as of September 1, 2008.

(d)           A copy of the Note that Southern Security entered into.

2.           Delivery of Cash into Escrow.  The Shareholders herewith deliver cash in the form of immediately available U.S. Dollars by bank wire transfer into the Escrow Agreement in the amount of Four Hundred Forty-three Thousand Five Hundred Dollars ($443,500) to U.S. Bank, N.A., 170 South Main Street, 6th Floor, Salt Lake City, Utah 84101; Attn:  David H. Green, Vice President.

3.           Investment of Escrow Funds.  Any funds held in the Escrow Account shall be invested by the Escrow Agent, in the Escrow Agent's discretion in accordance with terms and conditions set forth in Section 5 below, in an interest bearing account held by the Escrow Agent.

4.           Distribution of Escrow Funds.

(a)          The Shareholders agree at closing to deposit $175,000 of the Purchase Consideration into the interest bearing Escrow Account as the Deposit Amount.  This amount shall be held for a period of six months from the Closing Date (the “Holdback Period”) and used to pay the amount of any adjustments in the Stock Purchase Agreement, including any adjustments described in Sections 1.2(c), (d) and (e) thereunder.  The amount of the adjustments shall be determined during the Holdback Period.  At the end of the Holdback Period, Security National shall provide written notice of the amount and a description of the adjustments to be charged against the Deposit Amount to the Shareholders and the Escrow Agent at the addresses specified in Section 7 below.  Not less than ten (10) days after the notice has been provided to the Shareholders, the Escrow Agent agrees to transfer the remaining amounts of the Deposit Amount, following the payment of any such adjustments, into the Real Estate Deposit Amount to be held and distributed in accordance with the terms of Section 4(b) below;

(b)          The Shareholders further agree at Closing to deposit $268,500 of the Purchase Consideration into the interest bearing Escrow Account as the Real Estate Deposit Amount.  This amount represents approximately 50% of the total outstanding balance on the promissory note that Southern Security has entered into with Wade Nowell Funeral Homes, Inc. (the “Note”), which Note is secured by a funeral home property in Collins, Mississippi.  The Real Estate Deposit Amount shall be increased by the amount of funds transferred from the Deposit Amount (following payment of any adjustments) after the Holdback Period.  The Shareholders agree to grant to Security National a security interest in the Real Estate Deposit Amount to secure payment of the Note.  Except as set forth below, beginning on September 1, 2009, and continuing on the same date of each year thereafter, the Escrow Agent shall release to the Shareholders on a pro rata basis an amount equal to the principal reduction of said Note that has occurred during the preceding August 1 through July 31 period, until such time as the Real Estate Deposit Amount (including any funds transferred from the Deposit Amount), and any accrued interest thereon, have been paid to the Shareholders.  Such payments shall be made according to the requirements of Section 4(d) below.  However, the Escrow Agreement shall make no payments to the Shareholders from the Real Estate Deposit Amount if the Note is in default.  In the event there is a default in the payment of the Note, Security National shall have the right to receive payment from the Real Estate Deposit Amount for the amount of such default or to foreclose on the Note pursuant to the terms thereunder and shall be entitled to receive payment from the Real Estate Deposit Amount in an amount equal to the full amount of any losses and expenses incurred by Security National as a result of such default and the enforcement of its rights pursuant thereto.  The Shareholders and Security National agree that the Shareholders have the right, but not the obligation, to refinance the existing debt on the Note;

(c)          Security National agrees to guarantee the payment of interest at the rate of four percent (4%) per annum on the funds transferred from the Deposit Amount to the Real Estate Deposit Amount after the Holdback Period.  The guaranteed four percent (4%) interest shall include the interest earned from the interest bearing Escrow Account on the funds transferred from the Deposit Amount.  As the annual payments are made to the Shareholders pursuant to Section 4(b) above in the amount equal to the principal reduction of the Note that has accrued during the preceding August 1 through July 31 period, the amounts paid to the Shareholders for such principal reduction shall be apportioned on a pro rata basis to the amount of funds transferred from the Deposit Amount after the Holdback Period and the amount of funds in the Real Estate Deposit Amount prior to the receipt of such funds from the Deposit Amount.  Thus, the funds transferred from the Deposit Amount after the Holdback Period to the Real Estate Deposit Amount shall earn interest at the rate of four percent (4%) per annum until such funds are distributed to the Shareholders by means of annual principal reduction payments;

(d)          Upon the completion and satisfaction of the required distributions set forth in Sections 4(b) above, the Escrow Agent shall distribute the remaining funds in the Escrow Account to the Shareholders on a pro rata basis to the number of shares of Southern Security common stock held by the Shareholders on the Closing Date, as set forth on the Certified Shareholders List.  Such payments to the Shareholders shall be in the form of cashier's checks payable to the order of each of the Shareholders as named on the Certified Shareholders List and delivered to the address specified in writing by each of the Shareholders.

5.           Responsibility of the Escrow Agent.  The Escrow Agent accepts the escrow arrangements set forth in this Escrow Agreement upon the terms and conditions hereof and undertakes to act solely as depository for the escrow funds, with no obligations to Security National, Southern Security, or the Shareholders except as specifically set forth herein.  The Parties hereto agree that the following terms and conditions shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent hereunder.

(a)          Until escrowed payments are distributed as provided herein, the Escrow Agent shall maintain such funds in an interest bearing account, as provided herein.

(b)          The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Escrow Agreement, and no implied covenants, duties or obligations shall be read into this Escrow Agreement against the Escrow Agent, nor shall it have, or be deemed to have, any duties or responsibilities under the provisions of any other agreements between the other Parties hereto.

(c)          The Escrow Agent shall not be liable for any error of judgment, or any actions taken, or omitted by it in good faith, or mistake of fact or law, or for anything it may do or refrain from doing in connection therewith, except its own gross negligence or willful misconduct.

(d)          The Escrow Agent may rely and shall be protected from acting in good faith in reliance upon resolution, direction, certificate, statement, approval, notice, court order, or other document, not only unto its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what purports to be.

(e)          The Escrow Agent may consult with counsel or other experts of its own choice and any opinion of its own choice and any opinion of counsel or written opinion of such other experts shall be full and complete authorization and protection with respect to any action taken or omitted by the Escrow Agent hereunder in good faith and in accordance with such opinion of counsel or opinion of such other experts within the area of their respective expertise.

(f)           The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agent or attorneys.

(g)          The Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon, the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement, amendment or supplement hereto nor shall the Escrow Agent be accountable for the source of the escrow funds.

(h)          Except as otherwise specifically provided herein, the Escrow Agent may deal with Security National, its parent company or its affiliates, in the same manner and to the same extent and with like effect as if it were not the Escrow Agent hereunder.

(i)           If any controversy or dispute arises between the Parties hereto or with any third party with respect to the subject matter of the escrow described herein, the Escrow Agent shall not be required to determine the same or take any action, but may await the settlement of any such controversy or dispute by final appropriate legal proceedings or otherwise as the Escrow Agent may require, and in such event the Escrow Agent shall not be liable for interest or damage, except that the Escrow Agent shall not deliver the escrow funds in any manner other than in accordance with Section 4 hereof.  In addition, the Escrow Agent shall have the right to commence such interpleader or other legal proceedings or actions, or take or withhold any other actions, as are reasonably necessary or appropriate pending resolution of such controversy or dispute.  The Escrow Agent shall be entitled to retain counsel to represent it in any controversy or dispute relating to this Escrow Agreement.

6.           Termination.  This Escrow Agreement shall terminate upon distribution of all of the funds in the Escrow Account pursuant to Section 4 hereof.

7.           Manner of Notice.  All notices required by this Escrow Agreement or which one party desires to serve on another party, shall be in writing and shall be deemed given or made when delivered to such party personally, or three days after mailing to such party by bonded courier, by registered or certified mail, postage prepaid, return receipt requested, or by first-class mail, postage prepaid, to the addresses specified below:

If to Security National, to:

Security National Life Insurance Company
5300 South 360 West, Suite 250
Salt Lake City, Utah 84123
Attn: Scott M. Quist, President
Facsimile No. (801) 264-1060
Telephone No. (801) 265-9882

or to such other address or addresses as Security National shall hereinafter designate by notice to the other parties as herein provided; and

If to Southern Security, to:

Southern Security Life Insurance Company, Inc.
211 Ball Drive
P.O. Box 924
Louisville, Mississippi 39339
Attn: Russell C. Nowell, President
Facsimile No.: (622) 779-4155
Telephone No.: (622) 779-4113

or to such other address or addresses as Southern Security shall hereinafter designate by notice to the other parties as herein provided;

If to Shareholders, to:

Shareholders of Southern Security Life Insurance Company
211 Ball Drive
P.O. Box 924
Louisville, Mississippi 39339
Facsimile No.: (622) 779-4155
Telephone No.: (622) 779-4113

or to such other address or addresses as the Shareholders shall hereinafter designate by notice to the other parties as herein provided;

With a copy to:

Julie M. McPeak, Esq.
Burr & Forman, LLP
700 Two American Center
3102 West End Avenue
Nashville, Tennessee 37207
Facsimile No.: (615) 724-3290
Telephone No.: (615) 724-3200

If to Escrow Agent, to:

Mackey Price Thompson & Ostler
57 West 200 South, Suite 350
Salt Lake City, Utah 84101
Attn: Randall A. Mackey, Esq.
Facsimile No.: (801) 575-5006
Telephone No.: (801) 575-5000

or to such other address or addresses as the Escrow Agent shall hereinafter designate by notice to the other parties as herein provided.

8.           Governing Law.  This Escrow Agreement shall be enforced and construed in accordance with the laws of the State of Mississippi.

9.           Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.         Time.  Time is of the essence of this Escrow Agreement.

11.         Headings.  The subject headings of the paragraphs contained in this Escrow Agreement are included for purposes of convenience only and shall not control or affect the meaning, construction or interpretation of any of the provisions of this Escrow Agreement.

12.          Assignment of Interest.  Each Shareholder has the right to assign his respective share of escrowed funds.  Any such assignment shall be completed by a written assignment containing the notarized signature of the Shareholder.  The assignment shall contain the name and address of the assignee. A duplicate original of the Assignment shall be delivered to the Escrow Agent by certified mail, return receipt requested.  The Escrow Agent shall have no liability for delivering the escrowed funds to an assignee as directed by a Shareholder.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

SECURITY NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Scott M. Quist
Scott M. Quist, President

SOUTHERN SECURITY LIFE INSURANCE COMPANY, INC.

By:	/s/ Russell C. Nowell
Its: President

THE SHAREHOLDERS:

/s/ Russell C. Nowell
Russell C. Nowell

/s/ Janet Nowell Massey
Janet Nowell Massey

Estate of Genece Nowell

/s/ Michael Pierce
Michael Pierce, Temporary Administrator

/s/ Harold B. Nowell, Sr.
Harold B. Nowell, Sr.

H&R II, L.P., as Shareholder

By: H&R I, Inc. as Managing General Partner of
H&R II, L.P.

By:	/s/ Harold B. Nowell, III
Harold B. Nowell, III, Individually,
President, and as Shareholder of H&R I, Inc.

By:	/s/ Russell C. Nowell
Russell C. Nowell, Individually, and as Shareholder
of H&R I, Inc.

By: H. Bernard Nowell, Jr. Irrevocable Trust, as
Limited Partner of H&R II, L.P.

By:	/s/ Harold B. Nowell, III
Harold B. Nowell, III, as Trustee

THE ESCROW AGENT:

MACKEY PRICE THOMPSON & OSTLER

By: /s/ Randall A. Mackey
Randall A. Mackey, President